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                              AMENDED AND RESTATED
                         NET WORTH MAINTENANCE AGREEMENT
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This agreement ("Agreement"), made and entered into this 16th day of December,
2004, amends and restates in its entirety that certain Net Worth Maintenance Agreement dated December 31, 2002, by and between MetLife, Inc. ("MetLife"), a Delaware Corporation, and MetLife Investors Insurance Company of California ("Beneficiary"), a stock life insurance company domiciled in the State of California.

                                  INTRODUCTION
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MetLife directly or indirectly owns 100% of the outstanding common stock of
Beneficiary;

Beneficiary is a company with operations that are distinct and separate from those of MetLife, but its operations are integral to MetLife's strategic direction;

MetLife and Beneficiary recognize the importance in a competitive insurance industry of obtaining the highest possible ratings for financial strength; and

MetLife and Beneficiary desire to take certain actions to enhance and maintain the financial strength of Beneficiary.

In consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.   CAPITAL AND SURPLUS. MetLife agrees that it shall cause Beneficiary to have
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     at all times during the term of this Agreement the greater of:

     (a)  A capital and surplus of $10 million; or

     (b) the amount of capital and surplus as shall be necessary to maintain a total adjusted capital of Beneficiary at a level not less than 150% of the company action level RBC of Beneficiary.

     For purposes of this Paragraph 1, "total adjusted capital" and "company action level RBC" shall be as defined in the Risk-Based Capital (RBC) for Insurers Model Act adopted by the National Association of Insurance Commissioners."

2.   LIQUIDITY. During the term of this Agreement, MetLife shall cause
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     Beneficiary to have the liquidity necessary to enable it to meet its current obligations on a timely basis; provided, however, that such liquidity shall be provided in accordance with, and only to the extent permitted by, applicable law.

3.   WAIVERS. MetLife hereby waives any failure or delay on the part of
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     Beneficiary (but not of any other person or entity) in asserting or enforcing any of its rights or in making any claims or demands hereunder.

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4.   TERM AND TERMINATION. Unless earlier terminated in accordance with this
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     paragraph 4, this Agreement shall continue indefinitely. MetLife shall have the absolute right to terminate this Agreement upon thirty (30) days' prior written notice to Beneficiary; provided, however, that MetLife agrees not to terminate this Agreement unless Beneficiary attains a stand-alone rating from Standard & Poor's Corp. ("S&P"), without giving weight to the support of this Agreement, that is the same as or better than its rating from such agency with such support, or MetLife sells Beneficiary or Beneficiary's entire block of business to an acquirer (i) having a rating from S&P that is at least equal to the lower of (a) MetLife's then current rating from such agency or (b) Beneficiary's then current rating as supported by this Agreement from such agency; or (ii) such that, after giving effect to the sale, Beneficiary attains a rating from S&P that is the same as or better than its then current rating from such agency as supported by this Agreement. Notwithstanding the foregoing, this Agreement will terminate automatically one year after the closing of a sale of Beneficiary by MetLife, and all provisions hereof will be of no further force and effect.

5.   RIGHT TO ENFORCE. Any creditor of Beneficiary (including, but not limited
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     to, its employees, policyholders and trade creditors) shall have the right to enforce the provisions of this Agreement through the Commissioner of Insurance, California Insurance Department or the state insurance regulator of such creditor's state of residence if Beneficiary defaults on any claim or other payment owed to such creditor when due, and such insurance regulator may, at the request of such creditor made in accordance with and subject to the conditions of this Agreement, proceed directly against MetLife to enforce the provisions of this Agreement during its term; provided, however, that no creditor of Beneficiary may take any action authorized under this paragraph 5 unless and until (a) such creditor has given MetLife written notice of its intent to enforce the terms of this Agreement as provided in this paragraph 5, which notice shall specify in reasonable detail the nature of and basis for the creditor's complaint and
     (b) MetLife has failed to comply with this Agreement within sixty (60) days after such notice is given.

6.   NOT A GUARANTEE. This Agreement is not, and nothing herein contained and
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     nothing done pursuant hereto by MetLife shall constitute or be construed or deemed to constitute, an evidence of indebtedness or an obligation or liability of MetLife as guarantor, endorser, surety or otherwise in respect of any obligation, indebtedness or liability, of any kind whatsoever, of Beneficiary. This Agreement does not provide, and is not intended to be construed or deemed to provide, any creditor of Beneficiary with recourse to or against any of the assets of MetLife.

7.   APPLICABLE LAW AND FORUM. This Agreement shall be governed by and
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     construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws.

8.   ASSIGNMENT. This Agreement shall be binding upon and enforceable against
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     successors and permitted assigns. Neither party hereto shall assign this
     Agreement or any rights or obligations hereunder, and no other person or entity entitled to take any action under this Agreement shall assign the right to take such action, without the prior written consent of the

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     parties hereto (other than the party proposing to make such assignment), and any such attempted assignment without prior written consent shall be void and of no force or effect.

9.   COMMUNICATIONS. All notices, requests, demands and other communications
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     under this Agreement (whether from MetLife, Beneficiary, or any other person or entity) shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the party to which such notice is to be given; (b) on the date of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of transmission is obtained promptly after completion of transmission; (c) on the business day after delivery to Federal Express or similar overnight carrier or the Express Mail Service maintained by the United States Postal Service; or (d) on the fifth calendar day after mailing, if mailed to the party to which such notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

     If to MetLife to:

          Anthony J. Williamson
          Senior Vice President and Treasurer
          MetLife, Inc.
          One MetLife Plaza
          Long Island City, New York 11101
          Facsimile No. (212) 578-0266

          Copy to: James L. Lipscomb, Esq.
                   Executive Vice-President and General Counsel
                   Facsimile No. (212) 252-7288

     If to Beneficiary:

          MetLife Investors Insurance Company of California
          22 Corporate Plaza Drive
          Newport Beach, CA 92660
          Attn: Controller

     Any party hereto may change its address of facsimile number for the purpose of this paragraph 9 by giving the other party notice of its new address in the manner set forth above.

10.  PUBLICITY. No party hereto may, directly or indirectly, disclose the
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     existence of this Agreement or the terms hereof, other than to any regulatory agency or rating agency, except with the permission of the other party hereto and then only as permitted by law. MetLife may make such disclosures as are required by federal or state securities laws, without prior notice to, or consent of the Beneficiary.

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11.  SEVERABILITY. If any provision of this Agreement shall be declared null,
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     void or unenforceable in whole or in part by any court, arbitrator or governmental agency, said provision shall survive to the extent it is not so declared and all the other provisions of this Agreement shall remain in full force and effect unless, in each case, such declaration shall serve to deprive any of the parties hereto of the fundamental benefits of or rights under this Agreement.

12.  ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between
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     the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussion, whether oral or written, of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year above written.

METLIFE, INC.                           METLIFE INVESTORS INSURANCE
                                        COMPANY OF CALIFORNIA


By: /s/ William J. Wheeler              By: /s/ Richard C. Pearson
    ---------------------------------       ---------------------------------
    William J. Wheeler                      Richard C. Pearson
Title: Executive Vice President and     Title: Executive Vice President,
       Chief Financial Officer                 General Counsel and Secretary

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